EXHIBIT 99.2
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                            UNITED STATES OF AMERICA
                                   BEFORE THE
                       SECURITIES AND EXCHANGE COMMISSION


SECURITIES EXCHANGE ACT OF 1934
RELEASE NO.
ADMINISTRATIVE PROCEEDING
FILE NO.
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IN THE MATTER OF                       ORDER INSTITUTING CEASE-AND-DESIST
                                       PROCEEDINGS, MAKING FINDINGS, AND
                                       IMPOSING CEASE-AND-DESIST ORDER PURSUANT
HOUSEHOLD INTERNATIONAL, INC.,         TO SECTION 21C OF THE SECURITIES
                                       EXCHANGE ACT OF 1934
RESPONDENT.




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                                       I.

      The Securities and Exchange Commission ("Commission") deems it appropriate that public cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 ("Exchange Act") against Household International, Inc. ("Household" or "Respondent").

                                       II.

      In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the "Offer") which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission's jurisdiction over it and the subject matter of these proceedings, which are admitted, Respondent consents to the entry of this Order Instituting Cease-and-Desist Proceedings, Making Findings, and Imposing Cease-and-Desist Order Pursuant to Section 21C of the Securities Exchange Act of 1934, as set forth below.


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                                      III.

      On the basis of this Order and Respondent's Offer, the Commission finds[1] that:

                                   RESPONDENT
                                   ----------

      1. Household is a Delaware corporation headquartered in Prospect Heights, Illinois. Household's securities are registered with the Commission pursuant to
Section 12(b) of the Exchange Act. Household's stock is listed on the New York Stock Exchange under the symbol HI. During the relevant time period, Household filed periodic and other informational reports with the Commission pursuant to
Section 13(a) of the Exchange Act. Household was created as a holding company in 1981 as a result of a shareholder approved restructuring of Household Finance Corporation.

                                   BACKGROUND
                                   ----------

2. Household is a financial institution that, through its subsidiaries, provides a variety of loan products to consumers in the United States, the United Kingdom and Canada. Household is a Fortune 500 company with more than $97.9 billion in owned assets and with reported net revenues for 2002 of approximately $11.2 billion. Household sells its loan products primarily to sub-prime borrowers. Sub-prime borrowers are those who exhibit characteristics indicating a significantly higher risk of default than traditional bank lending customers. Household's loan products include real estate secured loans, auto finance loans, credit cards, tax refund anticipation loans, retail installment loans and other unsecured loans. As of December 31, 2002, Household had approximately 31,000 employees and over 50 million active customer accounts. Household's primary business units are Consumer Lending, Mortgage Services, Retail Services, Credit Card Services and Auto Finance.

3. Household's Consumer Lending business unit extends both secured and unsecured loans to consumers through a network of over 1,300 branch offices located throughout the United States. Consumer Lending has approximately $43.4 billion in managed receivables. Managed receivables include the sum of Household's owned receivables and those that it services for investors as part of its asset securitization program. The Mortgage Services business unit is involved primarily in the purchase in the secondary market of mortgage loans that are originated by other lenders, as well as the servicing of these loans after they are purchased. Mortgage Services has approximately $17 billion in managed receivables. The Retail Services business unit is one of the largest providers of third-party private label credit cards in the United States, with approximately $12.6 billion in managed receivables. The Credit Card Services business unit
--------------------
   [1] The findings herein are made pursuant to Respondent's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.


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includes both the direct issuance by Household of credit cards to consumers and Household's purchase and servicing of credit card accounts originated by third parties. The Credit Card Services business unit has approximately $18.1 billion in managed receivables. The Auto Finance business unit extends secured loans to consumers and purchases installment contracts from auto dealers and has approximately $7.4 billion in managed receivables.

4. One of the critical measures of Household's financial performance is the delinquency rate for its loan portfolio and related disclosures and statistics concerning the restructuring (or so-called re-aging) of delinquent accounts. Household, like its peer lending institutions, reports to the investing public its "2+ delinquency" rate. The 2+ delinquency rate refers to the percentage of loans in Household's total loan portfolio that are at least sixty days past due. The 2+ delinquency rate and restructuring statistics are key measures of Household's financial performance because they positively correlate to charge-off rates and loan loss reserves. Investors and analysts use Household's 2+ delinquency rate and restructuring statistics to evaluate the relative credit quality of Household's consumer finance receivables. The 2+ delinquency rate and restructuring statistics are especially important for sub-prime lenders like Household because of the increased likelihood of credit quality problems in sub-prime loan portfolios.

             HOUSEHOLD'S FALSE AND MISLEADING STATEMENTS CONCERNING
            ITS DELINQUENT LOAN RESTRUCTURE AND FORBEARANCE POLICIES
            --------------------------------------------------------

5. In late 2001, in response to questions raised by the media and analysts, Household initiated a number of actions designed to obtain more information about its practice of restructuring delinquent loans. Household requested an outside consultant to prepare a report that, among other things, benchmarked Household's restructure policies and volume to its peer group of financial institutions. Household also conducted an internal study to determine the number of loans in its portfolio that had ever been restructured.

6. The consultant delivered its report to Household on or about March 12, 2002. The report disclosed, among other things, that Household had a higher volume of delinquent loan restructures and was outside of the range of its peer group's practices with respect to its practice of automatically restructuring delinquent accounts without requiring contact with delinquent customers.

7. On March 13, 2002, Household filed a Form 10-K that disclosed Household's restructuring policies. Specifically, the Management's Discussion and Analysis of Financial Condition and Results of Operations portion of Household's Form 10-K included the statement that "[o]ur policies for consumer receivables permit reset of the contractual delinquency status of an account to current, subject to certain limits, if a predetermined number of consecutive payments has been received and there is evidence that the reason for the delinquency has been cured." Household reiterated this disclosure in its Form 10-Q for second quarter 2002, filed on August 14, 2002, its Form 10-K/A for fiscal year 2001, filed August 27, 2002, and its Form 10-Q for third quarter 2002, filed October 24, 2002. Beginning in April 2002, Household also disclosed the percentage of loans in its domestic portfolio that had ever been restructured. In various


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Commission
filings since April 2002, Household has reported that the percentage of loans in its domestic portfolio that had ever been restructured ranged from 16.9% as of December 31, 2001, to 15.6% as of December 31, 2002.

8. Household's disclosures regarding its restructure policies fail to present an accurate description of the minimum payment requirements applicable under the various policies and are therefore false and misleading. In numerous instances Household will accept one or zero payments prior to restructure. The Auto Finance and Retail Services businesses, for example, generally allow the restructuring of delinquent accounts if one payment is made within the last sixty days. There are also instances where Household will restructure a delinquent loan without receiving any payments, such as loans where the borrower has filed for Chapter 7 bankruptcy protection and has reaffirmed Household's debt.

9. Household's restructure policy disclosures are also false and misleading since they fail to disclose Household's policy of automatically restructuring numerous loans. With automatic restructures, no communication with the customer is required to determine whether the cause of delinquency is cured. In Consumer Lending, for example, the majority of the more than $1 billion of restructures per month are performed automatically, without any requirement that Household employees first contact the customer to determine whether the reason for delinquency has been cured. Instead of obtaining information from the customer that the cause of the delinquency has been cured, Consumer Lending sends a computer-generated notice to customers stating that the account has been restructured to current status.

10. Household's false and misleading disclosures are material in light of the significant volume of Household's loan restructures and the nature of Household's lending businesses. During the time period covered by Household's disclosure of its restructuring policies, between 15.6% and 16.9% of Household's domestic loans had been restructured at least once and many of those restructures were done automatically. Further, the consultant's study of Household's restructuring policies showed that Household restructures significantly more loans than its peer financial institutions and that, unlike its peers, Household automatically restructures delinquent loans without requiring communications with the borrower prior to the restructure. Moreover, Household's restructured loans are likely to be restructured again, 2+ delinquent or charged-off at 12 months after the initial restructure. For example, as of December 31, 2001, 53.9% of the real estate secured loans restructured by Household in the previous 12 months were restructured again, were 2+ delinquent, or had been charged-off. In addition, as of December 31, 2001, 75.2% of the personal homeowner loans Household had restructured in the previous 12 months were restructured again, were 2+ delinquent, or had been charged-off. Further, loans automatically restructured by Household's Auto Finance business unit have a significantly higher charge-off rate than those restructured manually by Household's employees after contact with the delinquent customer.

11. Household knew or was reckless in not knowing that its disclosures regarding restructuring policies were false and misleading. Before disclosure, Household did an internal study to determine the volume of loans in its portfolio that it had ever restructured and had an outside consultant benchmark Household's restructure volume and policies to its peer financial


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institutions. Prior to Household's March 13, 2002 Form 10-K disclosure,
Household knew that it was outside its peer group range with respect to the volume of delinquent loans that it restructures and with respect to its practice of automatically restructuring delinquent loans. Nevertheless, Household chose to disclose its restructure policies in a way that connoted strict controls, rather than in a way that accurately described the policies.

12. Household's disclosures relating to its restructuring and account management policies are also misleading because Household omits to disclose its policy of excluding forbearances from 2+ delinquency in certain of its businesses. In substance, forbearance occurs when Household acts on a delinquent account by entering into an arrangement with a customer to forbear on collection actions in exchange for temporarily increased payments or, in the case of certain forbearances, or re-writes, reduced payments. Household's Mortgage Services business unit enters into forbearance arrangements and then automatically excludes those forbearances from its 2+ delinquency statistics. Household also has approximately $900 million of loans in some form of forbearance, or approximately 1% of Household's total assets.

13. Household knowingly or recklessly omitted to disclose that loans in forbearance are excluded from its 2+ delinquency rates. The failure to disclose this fact when making specific disclosures about restructuring practices and delinquent accounts made the disclosures false and misleading.

                         VIOLATIONS OF THE EXCHANGE ACT
                         ------------------------------

14. As a result of the conduct described above, Household violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Section 10(b) of the Exchange Act and Rule 10b-5 thereunder prohibit a person, in connection with the purchase or sale of a security, from making an untrue statement of a material fact or from omitting to state a material fact necessary to make statements made, in light of the circumstances under which they were made, not misleading.

15. In addition, Household violated Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, and 13a-13 thereunder. Section 13(a) of the Exchange Act and Rules 13a-1 and 13a-13 thereunder require issuers with securities registered under Section 12 of the Exchange Act to file quarterly and annual reports with the Commission and to keep this information current. Rule 12b-20 under the Exchange Act requires that such reports contain, in addition to disclosures expressly required by statute and rules, such other information as is necessary to ensure that the statements made in those reports are not, under the circumstances, materially misleading. The obligation to file such reports embodies the requirement that they be true and correct.

                                   UNDERTAKING
                                   -----------

      16. Respondent Household undertakes to fully cooperate in the Commission's ongoing investigation in this matter.


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                           COOPERATION AND OTHER ACTS
                           --------------------------

      17. In determining to accept the Offer, the Commission considered Household's undertaking described in section 16 herein and certain other acts related to Household's cooperation in this investigation.


                                       IV.

      In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent Household's Offer.

ACCORDINGLY, IT IS HEREBY ORDERED:

            Pursuant to Section 21C of the Exchange Act, that Respondent Household cease and desist from committing or causing any violations and any future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and Section 13(a) and Rules 12b-20, 13a-1, and 13a-13 thereunder.



      By the Commission.



                                          Jonathan G. Katz
                                          Secretary



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